UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G

            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          ANNUAL FILING


UAL CORPORATION
(NAME OF ISSUER)
COMMON
CLASSES M, P, AND S ESOP VOTING JUNIOR PREFERRED-VOTING ONLY
(TITLE CLASS OF SECURITIES)
902549500
(CUSIP NUMBER)
12/31/98
(DATE OF EVENT WHICH REQUIRES FILING OF THIS SCHEDULE)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH
THSI SCHEDULE IS FILED:

                    (X)  RULE 13D-1(B)
                    ( )  RULE 13D-1(C)
                    ( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 902549500       SCHEDULE 13G            PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    41,805,479.024 SHARES (REPRESENTS 10,451,369.756 SHARES
                   CLASS-I NON VOTING ESOP CONVERTIBLE PREFERRED STOCK CONVERT INTO COMMON [RATIO - 1 PFD = 4 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,805,479.024 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    43.0 % COMMON

12. TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500       SCHEDULE 13G           PAGE 2A OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    3,469,286.476 SHARES (REPRESENTS 867,321.619 SHS CLASS-II
                  NON VOTING ESOP CONVERTIBLE PREFERRED STOCK
                  CONVERTIBLE INTO COMMON [RATIO - 1 PFD = 4 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,469,286.476 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.6% COMMON

12. TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500       SCHEDULE 13G           PAGE 2B OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    4,533,932.758 PREFERRED SHARES (4,533,932.758 SHARES CLASS P
                  ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF THE VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    1,813.574 SHARES (4,533,932.758 PREFERRED SHARES CONVERTIBLE TO
                     COMMON [RATIO - 2,500 PFD = 1 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,533,932.758 PREFERRED SHARES (4,533,932.758 SHARES CLASS P
               ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF THE VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS P ESOP VOTING JUNIOR PREFERRED
      25.4% VOTING POWER
12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 902549500       SCHEDULE 13G           PAGE 2C OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    3,786,510.412 PREFERRED SHARES (3,786,510.412 SHARES CLASS M
                     ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4% VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    1514.605 SHARES (3,786,510.412 PREFERRED SHARES CONVERTIBLE TO
                     COMMON [RATIO - 2,500 PFD = 1 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,786,510.412 PREFERRED SHARES (3,786,510.412 SHARES CLASS M
                     ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4% VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN THE VOTE FOR DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS M ESOP VOTING JUNIOR PREFERRED
     20.4% VOTING POWER

12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 902549500       SCHEDULE 13G           PAGE 2D OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    1,688,311.79 PREFERRED SHARES (1,688,311.79 SHARES CLASS S
                    ESOP VOTING JUNIOR PREFERRED REPRESENT 9.2%
                      VOTING POWER OF THE CORPORATION. VOTING
                      POWER LIMITED TO MATTERS OTHER THAN THE
                      VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    675.325 PREFERRED SHARES (1,688,311.79 PREFERRED SHARES
                        CONVERTIBLE TO COMMON - 2,500 PFD = 1 COM)
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,688,311.79 PREFERRED SHARES (1,688,311.79 SHARES CLASS S
                     ESOP VOTING JUNIOR PREFERRED REPRESENTS 9.2%
                       VOTING POWER OF THE CORPORATION.  VOTING
                       POWER LIMITED TO MATTERS OTHER THAN THE
                       VOTE FOR DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS S ESOP VOTING JUNIOR PREFERRED
     9.2% VOTING POWER

12.  TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500       SCHEDULE 13G           PAGE 2E OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE ACTING IN VARIOUS
    FIDUCIARY CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    142,544 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    150,144 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    150,144 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .2%

12.  TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500       SCHEDULE 13G            PAGE 3 OF 5 PAGES

ITEM 1.

     (A)  NAME OF ISSUER

          UAL CORPORATION

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          UAL CORPORATION
          1200 EAST ALGONQUIN ROAD
          ELK GROVE VILLAGE, ILLINOIS 60007


ITEM 2.

     (A)  NAME OF PERSON FILING

          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

     (D)  TITLE CLASS OF SECURITIES
          COMMON
          CLASS M,P, AND S ESOP VOTING JUNIOR PREFERRED

     (E)  CUSIP NUMBER

          902549500

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

CUSIP NO. 902549500       SCHEDULE 13G            PAGE 4 of 5 PAGES


ITEM 4. OWNERSHIP

     (A)  AMOUNT BENEFICIALLY OWNED

          142,544 COMMON VOTING SHARES
          45,424,909.50 COMMON & COMMON EQUIVALENT DISPOSITIVE SHS 10,008,754.96 ESOP VOTING JUNIOR PREFERRED

     (B)  PERCENT OF CLASS

          .2% COMMON VOTING
          46.6% COMMON DISPOSITIVE
          55% (ESOP VOTING JUNIOR PREFERRED-VOTING ONLY)

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
                 142,544 SHARES
          (II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
                 10,008,754.96 SHARES (REPRESENTS 55% VOTING POWER
                                       OF THE CORPORATION)
          (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE
                 DISPOSITION OF
                 150,144 SHARES
          (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                DISPOSITION OF
                45,278,769.004 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          UAL CORPORATION ESOP = 46.6%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
              HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                                                  PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         12 FEBRUARY 1999

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



                         /s/ MARY SUE SPAIN
                         ASSISTANT VICE PRESIDENT